                                                                    Exhibit 23.1


    Independent Auditors' Report on Financial Statement Schedule and Consent
    ------------------------------------------------------------------------

The Board of Directors
Buffalo Wild Wings, Inc.:

The audits referred to in our report dated February 6, 2003, except as to note 1(q) which is as of April 14, 2003, notes 7(a) and 7(d) which are as of September 4, 2003, and notes 7(c) and 15 which are as of September 9, 2003, included the related consolidated financial statement schedule for each of the fiscal years in the three-year period ended December 29, 2002, included in the registration statement. This financial statement schedule is the responsibility of Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                        /s/ KPMG LLP

Minneapolis, Minnesota
November 20, 2003